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                                                                   EXHIBIT 23(A)

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                          OF THE SEAGRAM COMPANY LTD.

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 12, 1998, except as to Note 1 which is as of August 25, 1998, relating to the financial statements, which appears in The Seagram Company Ltd.'s Annual Report on Form 10-K for the year ended June 30, 1998, as amended. We also consent to the incorporation by reference of our report dated August 12, 1998 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K, as amended. We also consent to the references to us under the headings "Experts" and "Selected Historical Consolidated Financial Data" in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
May 12, 1999